EXHIBIT “C 2”

SECOND AMENDMENT TO THE ASSET PURCHASE AGREEMENT
DATED AS OF MARCH 18, 2004 BY AND AMONG
PLANET POLYMER TECHNOLOGIES, INC. AND ALLERGY FREE, LLC

                This second amendment (“Amendment”) to the Asset Purchase Agreement (“Agreement”) dated as of March 18, 2004, as amended June 11, 2004, by and among Planet Polymer Technologies, Inc. (“Purchaser”) and Allergy Free, LLC (“Seller”) is made and entered into as of October 6, 2004 by and among the parties to the Agreement and is made with reference to the following:

RECITALS

                WHEREAS, the parties entered into the Agreement as of March 18, 2004, as amended June 11, 2004;

                WHEREAS, the ability of the parties to close the transaction has been delayed due to factors outside of the control of either party, the parties now desire to amend the Agreement;

AGREEMENT

                NOW THEREFORE, in consideration of the above recitals and the mutual promises and agreements contained in this Amendment, and for valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties hereby agree as follows:

                1.             In accordance with Section 4(b) of the Agreement, Seller has elected to reduce the Subordinated Convertible Note to $274,300 and the parties agree the balance of the purchase price shall be paid by delivery of 82,732,970 shares of common stock of Purchaser.

                2.             Section 8(l) is hereby amended to change the record date for distribution or the Royalty Rights to September 30, 2004.

                3.             Section 10(a)(iii) of the Agreement is hereby amended to replace August 31, 2004 with November 30, 2004.

                4.             Purchaser has selected September 30, 2004 as the “record date” for which shareholders of Purchaser will be entitled to vote on whether to approve the Acquisition.

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                5.             Section 8(n) of the Agreement is hereby amended to provide that shares not purchased in the Private Placement concurrently with the closing may be purchased up to 30 days after the closing or such later date as the board of Purchaser shall approve.”

                IN WITNESS WHEREOF, the parties have duly executed the amendment to agreement on the date first written above.

PLANET POLYMER TECHNOLOGIES, INC.

By: ______________________________
H. Mac Busby, President

ALLERGY FREE, LLC

By: SR Technologies Associates, Manager

By:	_________________________
Scott Glenn, President

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